August 2008
Pricing Sheet dated August 22, 2008 relating to
Preliminary Pricing Supplement No. 736 dated July 29, 2008 to
Registration Statement No. 333-131266
Filed pursuant to Rule 433

STRUCTURED INVESTMENTS
Opportunities in Currencies and Equities
Capital-Protected Notes due November 30, 2011
Based on the Performance of a Basket Composed of the S&P BRIC 40 Index and Three Emerging Market Currencies
PRICING TERMS – AUGUST 22, 2008
Issuer:	Morgan Stanley
Aggregate principal amount:	$5,282,000
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Pricing date:	August 22, 2008
Original issue date:	August 29, 2008 (5 business days after the pricing date)
Maturity date:	November 30, 2011
Principal protection:	100%
Interest:	None
Basket:	Basket Index	Weighting	Initial Basket Index Value
	The S&P BRIC 40 Index	45%	2,466.68

	Basket Currencies (relative to USD)		Initial Exchange Rate	Reference Source
	Brazilian real	18.3333%	1.6209	Reuters Page “BRFR”
	Russian ruble	18.3333%	24.2992	Reuters Page “EMTA”
	Indian rupee	18.3333%	43.38	Reuters Page “RBIB”
We refer to the basket index and each of the basket currencies as “basket components”.
Payment at maturity:	$1,000 + supplemental redemption amount (if any)
Supplemental redemption amount:	$1,000 times the basket performance times the participation rate; provided that the supplemental redemption amount will not be less than zero.
Basket performance:	Sum of the performance values of each of the basket components.
Participation rate:	110%
Basket component performance value:
With respect to the basket index:
[(final basket index value – initial basket index value) / initial basket index value] x weighting
With respect to each of the basket currencies:
[(initial exchange rate / final exchange rate) - 1] x weighting

Initial basket index value:	The closing value of the basket index on the pricing date. See “Basket – Initial Basket Index Value” above.
Final basket index value:	The closing value of the basket index on the valuation date
Initial exchange rate:	For each basket currency, the exchange rate for such basket currency on the pricing date. See “Basket – Initial Exchange Rate” above.
Final exchange rate:	For each basket currency, the exchange rate for such basket currency on the valuation date
Exchange rate:
With respect to each basket currency, the rate for conversion of such basket currency into one U.S. dollar as determined by reference to the applicable reference source.  See “Basket – Reference Source” above.

Valuation date:	November 21, 2011, subject to adjustment for market disruption events.
Minimum purchase:	$10,000 (10 notes)
CUSIP:	617482AY0
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to public	Agent’s commissions(1)	Proceeds to company
Per Note	$1,000	$24	$976
Total	$5,282,000	$126,768	$5,155,232

(1)
For additional information, see “Supplemental Information Concerning Plan of Distribution” in the accompanying preliminary pricing supplement and “Plan of Distribution” in the accompanying prospectus supplement.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY PRICING SUPPLEMENT DESCRIBING THE OFFERING AND THE RELATED PRELIMINARY PRICING SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Preliminary Pricing Supplement No. 736 dated July 29, 2008
Amendment No. 1 to the Prospectus Supplement dated July 24, 2007                  Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.